EXHIBIT 99.1
Kodiak Oil & Gas Corp. Announces
Year-end 2013 Proved Reserves and
Provides Quarterly and Annual Sales Volumes

•	2013 Proved Reserves 167.3 MMBoe, Representing 77% Growth

•	$3.5 Billion PV-10 Value, 81% Increase

•	Annual Oil and Gas Sales Volumes Averaged 29,200 BOE/d, 103% Increase

DENVER -- February 11, 2014 /PRNewswire-FirstCall/ -- Kodiak Oil & Gas Corp. (NYSE: KOG), an oil and gas exploration and production company with primary assets in the Williston Basin of North Dakota, today announced preliminary unaudited operational and financial results for the fiscal year ended December 31, 2013.
Kodiak has prepared the preliminary operational and financial information included in this news release based on the most current information available to management. Its normal closing and financial reporting processes with respect to the preliminary operational and financial information have not been fully completed. As a result, its actual operational and financial results could be different from this summary preliminary data, and any differences could be material. Kodiak expects to release its fourth quarter 2013 operational and financial results after the close of trading on February 27, 2014.

77% Increase in 2013 Estimated Proved Reserves Quantities

Kodiak's estimated total proved reserves at December 31, 2013 were approximately 167.3 million barrels of oil equivalent (MMBoe), as compared to 94.7 MMBoe at December 31, 2012. The 2013 total represents a 77% increase from 2012’s estimated proved reserves on an equivalent basis, and is comprised of 138.2 million barrels of crude oil and 174.0 billion cubic feet (Bcf) of natural gas. The 2013 reserve mix is 83% crude oil, along with 17% associated natural gas. Approximately 46% of the 2013 total proved reserves are categorized as proved developed producing and approximately 54% are classified as proved undeveloped, which represents approximately 2.5 years of future drilling activity. Substantially all of the Company’s estimated proved reserves are located in the Williston Basin.

For 2013 reserve quantities, Kodiak's estimated future cash flows, discounted at an annual rate of 10 percent before giving effect to income taxes (commonly known as PV-10 value), for proved reserves at year-end was $3.5 billion, as compared to $1.9 billion at December 31, 2012, reflecting an 81% increase. Please see below for further disclosure regarding the PV-10 value and the Company’s belief in its usefulness in evaluating its reserves. Approximately $2.4 billion of the PV-10 value is attributed to the proved developed producing reserves.

Kodiak Oil & Gas Corp. Estimated Proved Reserves Summary at December 31, 2013
Reserve Category	% of Reserves	Oil (MMBbls)	Gas (MMcf)	2013 (MMBOE)	2012 (MMBOE)	% Change	2013 PV-10 ($MM)

Proved Developed Producing	46.1%	63.9	78.8	77.1	43.1	79%	2,437
Proved Undeveloped	53.9%	74.3	95.2	90.2	51.6	75%	1,041

Total Proved	100%	138.2	174.0	167.3	94.7	77%	3,478
 Price deck: After adjusting for transportation, quality and basis differentials, the average resulting price used as of December 31, 2013 was $89.24 per barrel of oil and $4.96 per Mcf for natural gas.

Reserve Reconciliation	Oil (MMBbls)	Gas (Bcf)	Equivalents (MMBOE)

Beginning Balance, December 31, 2012	80.9	83.1	94.8
Revisions of previous estimates	0.9	16.0	3.6
Extensions & Discoveries	44.8	66.5	55.9
Sales of reserves in place	(1.5)	(1.4)	(1.8)
Purchases of reserves in place	22.6	16.9	25.4
Production	(9.4)	(7.2)	(10.6)

Balance, December 31, 2013	138.3	173.9	167.3

Reserve estimates for 2013 and 2012 were prepared by Kodiak’s independent reservoir engineering consultant, Netherland, Sewell & Associates, Inc. and conform to the definition as set forth in the SEC Regulation S-X Part 210.4-10 (a) as clarified by subsequent SEC Staff Accounting bulletins. The proved reserves are also in accordance with Financial Accounting Standards Codification Topic 932, Extractive Activities - Oil and Gas.

Fourth Quarter and Full-year 2013 Sales Volumes

Kodiak reported average daily sales volumes of 36,100 barrels of oil equivalent per day (BOE/d) for the fourth quarter 2013. This represents a 98% increase over sales volumes of 18,200 BOE/d for the fourth quarter 2012 and a 2% increase over third quarter 2013 sales volumes of 35,400 BOE/d. Crude oil accounted for 89% of fourth quarter 2013 sales volumes. Kodiak reported average daily sales volumes of 29,200 BOE/d for the year-ended December 31, 2013, representing a 103% increase over average daily sales volumes of 14,400 BOE/d during 2012.

The Company disclosed sales volumes and unhedged netback prices received for the periods ended December 31, 2013, as summarized below:

Kodiak Oil & Gas Corp. Net Production and Sales Volumes Comparison	Quarterly Comparisons					12-month Period Comparison
	Three Months Ended			% Change		Year-Ended		% Change
	Dec. 31, 2013	Sept. 30, 2013	Dec. 31, 2012	Sequential Quarter	Qtr.-over- Qtr.	Dec. 31, 2013	Dec. 31, 2012	Y-o-Y
Net Sales Volumes
Crude Oil (MBbls)	2,964	2,921	1,582	1%	87%	9,439	4,781	97%
Natural Gas (MMcf)	2,163	2,018	2,205	7%	(2)%	7,242	6,613	10%
Sales Volumes: (MBOE) (1)	3,324	3,257	1,677	2%	98%	10,646	5,254	103%
Average Daily Volumes
Daily Sales (BOE/day)	36,100	35,400	18,200			29,200	14,400
Unhedged Product Price Received
Crude Oil ($/Bbl)	$85.09	$98.19	$83.27			$90.92	$83.00	10%
Natural Gas ($/Mcf)	$6.61	$6.32	$5.83			$6.40	$5.53	16%

Fourth Quarter and Full-year 2013 Capital Expenditures

During the fourth quarter of 2013, the Company invested approximately $204 million on drilling and completion operations with an additional $6 million spent on leasehold and infrastructure. For the full year of 2013, Kodiak invested approximately $1.0 billion in capital expenditures related to drilling and completing new wells, including surface facilities and pipeline connections. The 2013 drilling and completion capital expenditures are in line with Kodiak’s previously provided guidance of $1.0 billion. In 2013, Kodiak invested approximately $672 million on acquisitions net of divestitures.

Interim Operations Update

Kodiak’s drilling operations continue with seven operated rigs which the Company plans to maintain throughout 2014. In addition the Company continues to participate in non-operated drilling activities.

Kodiak completion operations in the Williston Basin continue with one full-time, 24-hour-per-day crew and a second crew being utilized as required by activity level. During the fourth quarter of 2013, the Company completed 29 gross (21.9 net) operated wells and 40 gross (4.0 net) non-operated wells bringing the full year total to 99.6 net operated and non-operated wells.

Evaluation of downspacing continues in the Company’s Polar and Smokey prospect areas as shown below. Please reference the Company’s website including the February 2014 corporate presentation for detailed well information.

Polar Pilot	Average Production (BOE/d)
	30 Day	60 Days	90 Days	120 Days	150 Days
Middle Bakken	1,020	845	735	666	611
Three Forks	933	751	645	570	519
All Wells	977	798	690	618	565

Smokey Pilot	Average Production (BOE/d)
	30 Day	60 Days	90 Days	120 Days
Middle Bakken	940	738	648	566
Three Forks	659	516	417	357
All Wells	799	627	532	461

Kodiak expects first quarter 2014 sales volumes to average between 36,000-38,000 BOE/d which is on pace to achieve the Company's stated full year guidance of 42,000-44,000 BOE/d.

Management Commentary

Commenting on 2013 results, Mr. Lynn Peterson, Chairman and CEO said: “Last year was another exciting year for Kodiak and its shareholders. Our team did a tremendous job of delivering outstanding operating results and reserve growth while, at the same time, we materially expanded our future drilling inventory through downspacing work and an acquisition. In 2014, our focus continues to be on determining the optimum development blueprint for our leasehold while delivering operational excellence."

Definition of PV-10 Value and the Standardized Measure
PV-10 is the estimated future net cash flows from proved reserves, discounted at an annual rate of 10 percent before giving effect to income taxes.  Standardized Measure is the after-tax estimated future cash flows from proved reserves, discounted at an annual rate of 10 percent, determined in accordance with GAAP. Kodiak uses PV-10 as one measure of the value of the Company's proved reserves, and to compare relative values of proved reserves among exploration and production companies without regard to income taxes. Kodiak believes that securities analysts and investors use PV-10 in similar ways. Kodiak further believes PV-10 is a useful measure for comparison of proved reserve values among companies because, unlike Standardized Measure, it excludes future income taxes that often depend principally on the characteristics of the owner reserves rather than on the nature, location and quality of the reserves themselves.

About Kodiak Oil & Gas Corp.
Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains. For further information, please visit www.kodiakog.com. The Company’s common shares are listed for trading on the New York Stock Exchange under the symbol: “KOG.”

Forward-Looking Statements
This press release includes statements that may constitute "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects," "plans," "anticipates," "believes," "intends," "estimates," projects," "potential" and similar expressions, or that events or conditions "will," "would," "may," "could" or "should" occur. Forward-looking statements in this document include statements regarding the Company’s expectations of future performance, including production and sales projections, the Company’s reserve estimates and its expectations regarding growth in its estimated reserves, the Company’s expectations regarding its exploration and development plans (including the timing and success thereof), the indications resulting from the Company’s test program in the Polar and Smokey areas, the Company’s preliminary financial and operational results and remaining inventory of drilling locations, and the Company’s expectations regarding timing and success of its completion activity. Factors that could cause or contribute to material differences in actual results include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company's oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission.

For further information, please contact:
Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. (303) 592-8075
Mr. Trevor P. Seelye, CFA, Director of Financial Planning & Investor Relations (720) 399-3282